Exhibit 99.1

ENGlobal Reports Fourth Quarter and Fiscal Year 2017 Results

HOUSTON, March 15, 2018 (MARKETWIRE) — ENGlobal (Nasdaq:ENG), a leading provider of engineering and automation services, today announced a net loss of $16.3 million and a diluted loss per share of $0.59 for the fiscal year ended December 30, 2017. The Company incurred income tax expense of $10.1 million during 2017 primarily due to the effect of the income tax rate change and a valuation allowance recorded against the Company’s deferred tax assets. The Company incurred non-cash expenses for depreciation, amortization and stock compensation of $1.6 million during 2017.

Management’s Assessment

William Coskey, P.E., Chairman and Chief Executive Officer of ENGlobal said: “I am encouraged that ENGlobal’s sales pipeline of near term, higher probability opportunities have recently been growing at a rapid pace. Overall, our 2018 sales pipeline is now over three times larger than at this time two years ago, reinforcing the Company’s proactive efforts to increase the utilization of its capabilities and resources. It’s also important to note that our 2018 target list of opportunities currently exhibits over 90% of these potential projects being within the Automation segment.”

Mr. Coskey continued: “We have faced a certain sluggishness in the markets we serve with respect to our customers awarding work, and thus it has taken longer to turn our impressive list of opportunities into booked backlog. However, recent activity and customer communications indicates that our business is approaching an inflection point this year.”

Mr. Coskey continued: “I could not be prouder of the men and women of ENGlobal, who are working tirelessly to rebuild our Company in a better way. Building our backlog with higher expected margins, executing on a larger volume of business, and leveraging our lower fixed overhead structure together are expected to provide for profitable results.”

Mark Hess, ENGlobal’s Chief Financial Officer, said: “The Company has successfully reduced its run rate fixed overhead to under $12 million per year, significantly lower than in the recent past. However, our reduced volume of business does not currently produce sufficient project margin for profitable results. Working capital at December 30, 2017 was approximately $16.8 million, which, along with internally generated funds, is expected to be sufficient for our anticipated 2018 growth. We believe that increased value for our shareholders can be realized this year by executing our internal growth plan, together with potential external strategies being developed.”

2017 Fiscal Year results as compared to 2016 Fiscal Year results:

Revenue decreased to $55.8 million for the fiscal year ended December 30, 2017, or a 5.8% decrease, from $59.2 million for the fiscal year ended December 31, 2016. ENGlobal reported a net loss of $16.3 million, or $0.59 per diluted share, for the fiscal year ended December 30, 2017, compared to net loss of $2.3 million, or $0.08 per diluted share, for the prior year period. The Company incurred income tax expense of $10.1 million during 2017 primarily due to the effect of the income tax rate change and a valuation allowance recorded against the Company’s deferred tax assets. The Company recorded an income tax benefit of $1.0 million during 2016. The Company incurred non-cash expenses for depreciation, amortization and stock compensation of $1.6 million during both 2017 and 2016.

In April 2015, the Company’s Board of Directors authorized the repurchase of up to $2.0 million of the Company’s common stock from time to time, based on prevailing market conditions. Through May 16, 2017, the date the program was suspended, ENGlobal had repurchased and retired 1,191,050 shares of common stock at a total cost of $1,498,409.

The following table illustrates the composition of the Company’s revenue and profitability for its operations for the fiscal years ended December 30, 2017 and December 31, 2016:

We have revised our segment reporting to reflect our current management approach and recast prior periods to conform to the current segment presentation. As a result of the change in reporting structure discussed above, effective January 1, 2017, the results of ENGlobal’s Government Services group, which were previously included as part of our Engineering, Procurement and Construction Management (“EPCM”), are now reported within the Automation segment.

(amounts in	Year Ended				Year Ended
thousands)	December 30, 2017				December 31, 2016
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$22,595	40.5%	4.9%	(7.9)%	$24,006	40.5%	10.4%	0.2%
Automation	33,170	59.5%	16.1%	6.52%	35,218	59.5%	21.6%	11.3%
Consolidated	$55,765	100.0%	11.5%	(11.02)%	$59,224	100.0%	17.1%	(5.5)%

The following table illustrates the composition of the Company’s revenue and profitability for its operations for the three months ended December 30, 2017 and December 31, 2016:

(amounts in	Three Months Ended				Three Months Ended
thousands)	December 30, 2017				December 31, 2016
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$5,619	38.9%	(11.3)%	(28.5)%	$5,890	40.3%	12.4%	1.6%
Automation	8,811	61.1%	13.7%	5.1%	8,712	59.7%	22.6%	13.1%
Consolidated	14,430	100.0%	4.0%	(17.4)%	14,602	100.0%	18.5%	(3.0)%

The following is a summary of the Company’s statement of operations for the last four quarters which may be helpful in analyzing our ongoing business:

(amounts in thousands)	2017				Fiscal Year
	Q1	Q2	Q3	Q4	2017
Revenue	$12,473	$15,966	$12,896	$14,430	$55,765
Gross Profit	1,731	2,513	1,621	573	6,438
Gross Profit Margin	13.9%	15.7%	12.6%	4.0%	11.5%
General & Administrative Expenses	3,406	3,057	3,041	3,077	12,581
Operating Loss	(1,675)	(544)	(1,420)	(2,504)	(6,143)
Net Loss	(878)	(895)	(12,154)	(2,331)	(16,258)

The following table presents certain balance sheet items as of December 30, 2017 and December 31, 2016:

(amounts in thousands)	As of December 30, 2017	As of December 31, 2016
Cash and restricted cash	$9,648	$15,687
Working capital	16,847	22,200

The Company’s Annual Report on Form 10-K for the year ended December 30, 2017 is expected to be filed with the Securities and Exchange Commission today reflecting these results.

About ENGlobal

ENGlobal (Nasdaq:ENG) is a provider of engineering and automation services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal’s Automation segment provides services related to the design, integration and implementation of process distributed control and analyzer systems, advanced automated data gathering systems and information technology. Within the Automation segment, ENGlobal’s Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. The Engineering segment provides multi-disciplined engineering services relating to the development, management and execution of projects requiring professional engineering and related project management services. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company’s expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the effect of economic downturns and the volatility and level of oil and natural gas prices; (2) our ability to retain existing customers and attract new customers; (3) our ability to accurately estimate the overall risks, revenue or costs on a contract; (4) the risk of providing services in excess of original project scope without having an approved change order; (5) our ability to execute our expansion into the modular solutions market and to execute our updated business growth strategy to position the Company as a leading provider of higher value industrial automation and Industrial Internet of Things services to its customer base; (6) our ability to attract and retain key professional personnel; (7) our ability to fund our operations and grow our business utilizing cash on hand, internally generated funds and other working capital; (8) our ability to obtain additional financing, including pursuant to a new credit facility, when needed: (9) our dependence on one or a few customers; (10) the risks of internal system failures of our information technology systems, whether caused by us, third-party service providers, intruders or hackers, computer viruses, natural disasters, power shortages or terrorist attacks; (11) our ability to realize revenue projected in our backlog and our ability to collect accounts receivable and process accounts payable in a timely manner; (12) the uncertainties related to the U.S. Government’s budgetary process and their effects on our long-term U.S. Government contracts; (13) the risk of unexpected liability claims or poor safety performance; (14) our ability to identify, consummate and integrate potential acquisitions; (15) our reliance on third-party subcontractors and equipment manufacturers; (16) our ability to satisfy the continued listing standards of NASDAQ with respect to our common stock or to cure any continued listing standard deficiency with respect thereto; and (17) the effect of changes in laws and regulations, including U.S. tax laws, with which the Company must comply and the associated cost of compliance with such laws and regulations. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT: Mark A. Hess

(281) 878-1000

ir@ENGlobal.com